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                                                                  Exhibit 10(m)



                               FIRST AMENDMENT TO
                          MALAN REALTY INVESTORS, INC.
                              EMPLOYMENT AGREEMENT


         THIS FIRST AMENDMENT TO EMPLOYMENT AGREEMENT (the "Amendment") is entered into on the 15th day of August, 1997, by and between MALAN REALTY INVESTORS, INC. (the "Company"), a Michigan corporation with its principal place of business at 30200 Telegraph Road, Bingham Farms, Michigan, and ANTHONY S. GRAMER ("Executive"), President and Chief Executive Officer of the Company.

                                    RECITALS

         WHEREAS, the Company and Executive entered into a certain Employment Agreement, dated June 25, 1994 (hereinafter referred to as the "Employment Agreement"); and

         WHEREAS, the Company and Executive desire to amend the Employment Agreement to provide certain additional benefits in consideration of Executive's continued employment with the Company;

         NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements set forth herein, the parties hereto agree as follows:


         1. A new paragraph 17 is added to the Employment Agreement as follows:

         17.      Change In Control.

                  (a) In the event a Change in Control of the Company (as defined below) occurs during Executive's "term of employment" (as defined in paragraph 2 of the Employment Agreement), Executive shall be entitled to receive, and the Company shall be obligated to pay an amount equal to One Million and 00/100ths Dollars ($1,000,000.00) in a lump sum payment. Such payment shall be made within five (5) business days following the Change in Control. Payment provided under this paragraph 17 shall be in addition to any salary and compensation paid or payable by the Company or an entity affiliated with the Company and shall not be contingent upon Executive's termination of employment following a Change in Control. The payment provided under this paragraph 17 shall be subject to applicable federal and state withholding.





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                  (b) The payment provided under this paragraph 17 shall be
reduced by any payments to which Executive may be entitled under paragraph 4 of the Employment Agreement regarding a termination of employment.

                  (c) Upon a Change in Control, Executive shall be entitled to receive, at the Company's expense, health insurance coverage for his lifetime. Executive's health insurance shall be provided under the Company's group health plan, or at the Company's option, Executive shall receive other health insurance which provides comparable benefits to those provided under the Company's group health plan as of the date of the Change in Control. The above referenced Company-paid health insurance shall be available to Executive, his spouse, and his dependents who were covered under the Company's group health plan as of the date of the Change in Control. Health insurance coverage for Executive's dependents shall continue until the date such dependents would no longer have been eligible for coverage under the Company's group health plan (determined in accordance with the terms of the group health plan in effect as of the date of the Change in Control).

         (d) For purposes of this paragraph 17, a "Change in Control" shall be deemed to have occurred if:


                  (i) any "person" (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended) becomes a beneficial owner of (or otherwise has the authority to vote), directly or indirectly, shares representing twenty percent (20%) or more of the total voting power of all of the Company's then outstanding shares of common stock, unless through a transaction arranged by or consummated with the prior approval of the Board of Directors; or

                  (ii) during any two consecutive years, individuals, who at the beginning of such period constitute the Board of Directors, cease for any reason to constitute at least a majority of the Board of Directors, unless the election, or the nomination for election by the shareholders of the Company, of each new Director was approved by a vote of at least a majority of the Directors who were Directors at the beginning of the period.

         2.       A new paragraph 18 is added to the Employment Agreement as






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follows:

         18.      Continued Health Benefits Upon Termination Of Employment.

                  In the event Executive's employment is terminated for any reason other than cause (as defined in paragraph 4) or a voluntary termination of employment, Executive shall be entitled to receive, at the Company's expense, health insurance coverage for his lifetime. Executive's health insurance shall be provided under the Company's group health plan, or at the Company's option, Executive shall receive other health insurance which provides comparable benefits to those provided under the Company's group health plan as of the date of Executive's termination of employment. The above referenced Company-paid health insurance shall be available to Executive, his spouse, and his dependents who were covered under the Company's group health plan as of the date of Executive's termination of employment. Health insurance coverage for Executive's dependents shall continue until the date such dependents would no longer have been eligible for coverage under the Company's group health plan (determined in accordance with the terms of the group health plan in effect as of the date of Executive's termination of employment).

         3. Except as amended hereby, the Employment Agreement shall remain in full force and effect.



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         IN WITNESS WHEREOF, the parties hereto have duly executed this
Amendment to Employment Agreement or have caused this Amendment to be duly executed on their behalf, as of the day and year first above written.


                                               MALAN REALTY INVESTORS, INC.



                                               By: _________________________

_________________________
                                               Its:_________________________

_________________________









                                                   _________________________
_________________________
                                                        Executive















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